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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT


                       Pursuant to Section 13 or 15[d] of
                      The Securities Exchange Act of 1934



                       Date of Report:  October 4, 2000




                            TECHNICAL VENTURES INC.
                             [Name of Registrant]



         New York                 33-2775-A                     13-3296819
 [State of Incorporation]      [Commission File]             [IRS Ident. No.]



    3411 McNicoll Ave., Unit 11, Scarborough, Ontario, Canada M1V 2V6
                  [Address of Principal Executive Offices]

                   Registrant Telephone No. 416/299-9280







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ITEM 5.  OTHER IMPORTANT EVENTS

    (a) On September 19, 2000 the Registrant reached agreement, in principal, to acquire control of Multi-Web Lamination Inc. a Canadian corporation located in Woodbridge, Ontario, Canada; In consideration of certain commitments, to take place over the next 30 - 60 days, one of which being a Definitive Agreement to be concluded by no later than November 1, 2000.

         Multi-Web Lamination will survive as a corportion, as a wholly owned subsidiary of the Registrant.

         Multi-Web, currently with annual sales of $1 Million CND and is forecasting sales of $2 Million CND during the current financial year, has a patented process using rotary compression molding on a continuous base. One product of their manufacturing is cushionaire;
         a non-skid cushion that will not slide on any floor surface, eliminating having to be tacked or glued. It's primary application is for cushioning under area rugs, other carpeting and fatigue mats to provide the ultimate comfort and body support. It is inert to chemical cleaning, dirt will not penetrate the surface and it is easily vacuumed. Multi-Web also sells matting to the gymnastics industry and manufactures foam for athletic protective gear, as well it is able to produce packaging material, insulation products and specialty laminates for the automotive industry.

         Additionally, the Registrants majority owned subsidiary Mortile Industries can market it's products and services to Multi-Web allowing Multi-Web to enhance it's product, expand it's markets and improve it's production methods. Concurrently it will also expand Mortile's sales.




ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

         (a) Not applicable
         (b) Not applicable






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                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.





                                      TECHNICAL VENTURES INC.
                                            (Registrant)





                                   By:/s/Larry R. Leverton
                                      _________________________
                                      Larry R. Leverton
                                      Chief Financial Officer


Dated:  October 4, 2000